Exhibit 10.3

Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit marked with brackets and asterisks have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Distribution Agreement

THIS DISTRIBUTION AGREEMENT (the “Agreement”), dated as of March 9, 2020 is entered into between Enozo TECHNOLOGIES Inc., a Delaware corporation (“Seller”), and AGRIFY CORPORATION (collectively with any of its affiliates and representatives “Distributor”), hereinafter sometimes collectively referred to as “Parties” or individually as “Party”.

1. Non-Exclusive and Exclusive Appointment Seller hereby appoints Distributor, and Distributor hereby accepts the appointment, to act as a non-exclusive or exclusive distributor of the products as set forth on Exhibit B attached hereto (the “Products”) to customers in world (the “Territory”) during the Term, as defined herein, in accordance with the terms and conditions of this Agreement. For exclusive products, this exclusivity is for sales in the Agricultural Market defined as any cultivation, processing, distribution, or sale of plants, fruits, cannabis, or vegetation for personal or commercial purposes.

2. Distributor Obligations. Distributor shall (a) use commercially reasonably efforts to maximize the sales volume of the Products through marketing, advertising, promoting, and selling the Products to Customers (as defined herein); (b) maintain adequate office, storage, and warehouse facilities required for Distributor to perform its duties under this Agreement; (c) create and maintain commercial strategies for the marketing of the Products and coordinate such efforts with the Seller; (d) promptly notify Seller of any complaint or adverse claim about any Product; and (e) at its sole expense, provide adequate customer support via telephone, email, or other reasonable means for basic use and operations questions from end-users regarding the Products and refer other questions to Seller or its designated affiliate, as set forth in the troubleshooting flow charts attached hereto as Exhibit A. Distributor will be provided with a list of allowable Marketing Claims (Defined as those claims of product use, biological kill, or other effects of using the product). Distributor represents and warrants that the Marketing Claims shall be materially true and not misleading for the applicable products and during the time frames such Marketing Claims are to be used as directed by Distributor. No Marketing Clams other than those allowable are to be used in any materials available to the public without the explicit written agreement of Enozo Technologies Inc. Nothing contained herein shall restrict Distributor from having the right to obtain or retain the rights to resell any other goods, including goods that may compete with the products set forth herein. “Customer” means a purchaser that is (a) a reseller located in the Territory who purchases Seller products for resale to End Users or (b) an End User. “End User” means the final purchaser that (a) has acquired a Seller product from Distributor for its own and its Affiliates’ internal use and not for resale, remarketing, or distribution and (b) is an individual or entity.

3. Purchase and Sale. Distributor shall purchase the Products from Seller for its own account. The prices for Products sold under this Agreement are set forth in Exhibit B (the “Sale Price”). Payment terms per product are set forth in Exhibit B, and are due and payable within 30 days of invoice. Overdue payments on undisputed charges will be charged with a one percent (1%) interest charge per month.

4. Minimum Purchases. Distributor must buy the guaranteed minimum volumes as specified below to maintain the exclusive arrangement for the Wand product.

4.1 Minimum Wand Purchases between the Effective Date and December 31, 2021 shall be [****] units

4.2 Minimum Wand Purchase in calendar year 2022 shall be [****] units

4.3 Minimum Wand Purchase in calendar year 2023 shall be [****] units

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4.4 Thereafter, Minimum Wand Purchase may be increased by no more than [****]% a year, upon written notice from Seller to Distributor. Any such written notice shall be delivered to Distributor at least thirty (30) days before the end of the then-current year, stating the Minimum Wand Purchase amount for the preceding year.

4.5 Distributor sales above the Minimum Wand Purchase amount in any time period shall be credited towards Minimum Wand Purchase obligations for any subsequent year or years.

4.6 Distributor shall have the right to purchase Wand Products prior to the end of any time period described herein, and have such quantities satisfy any remaining Minimum Wand Purchase obligation for such time period.

4.7 Should the distributor fail to meet the minimum specified annual quantities, and at the sole discretion of the Seller, the exclusive license for the Wand shall revert to either a non-exclusive license or the license may be terminated.

5. Resale. Distributor shall sell the Products and unilaterally establish its resale prices (the “Resale Prices”). However, Distributor may not Advertise the product Sales Price, anywhere or at anytime, below the Minimum Advertised Price listed in Exhibit B for the current manufacturer’s suggested retail price for the Products (the “MSRP”). Seller may change the MSRP for the Products in its sole discretion upon 180 days’ written notice to Distributor. Additionally, Distributor shall adhere to the Minimum Advertised Price Policy set forth in Exhibit B.

6. Distributor Orders. Distributor shall issue all purchase orders to Seller in written form via facsimile, e-mail, or mail. All purchases shall be made on the following terms: (i) amounts due for any product shall be payable on net 30 terms after Seller’s invoice date, which shall be issued on or after the date of product shipment (ii) for each product, Seller retains a security interest in such product until it is fully paid, and (iii) Distributor shall be charged a late fee of One and a Half Percent (1.5%) per month on any undisputed amounts owed and not timely paid. By placing an order, Distributor makes an offer to purchase Products under the commercial terms listed in the purchase order and the terms and conditions of this Agreement. In the event of a conflict between the preceding terms and conditions, the terms and conditions of this Agreement shall take precedence. Without limitation of anything contained in this Section 6, any additional, contrary, or different terms contained in any confirmation, invoices, or other communications, and any other attempt to modify, supersede, supplement, or otherwise alter this Agreement, are deemed rejected and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized representatives of both Parties.

7. Seller’s Acceptance or Rejection of Orders. Seller agrees to supply Distributor with Distributor’s quantity requirements for the Wand Products, unless Seller can reasonably demonstrate to Distributor that Seller is prevented from accepting such order or orders due to circumstances outside of Seller’s control. For all other Products, Distributor shall make reasonable commercial efforts to accept each and every of Distributor’s orders for such Products. Seller shall accept any order by confirming the order (whether by written confirmation, invoice, or otherwise) or by delivering the Products, whichever occurs first. If Seller does not accept the order under the terms of this Section 7 within ten (10) days of Seller’s receipt of the order, the order will be deemed accepted.

8. Shipment and Delivery; Title and Risk of Loss. Unless expressly agreed to by the Parties in writing, Seller will ship the Products FOB as set forth in the respective purchase order. Unless otherwise noted, the FOB will be Boston, Massachusetts. Title and risk of loss for the Products shall pass to Distributor when the Products are in the Distributor’s possession or under its control in accordance with shipping terms. As collateral security for the payment of the Sale Price, Distributor hereby grants to Seller a lien on and security interest in and to all of its right, title and interest in, to and under the Products, wherever located, and whether now existing or hereafter arising or acquired from time to time, and in all accessions thereto and replacements or modifications thereof, as well as all proceeds (including insurance proceeds) of the foregoing. Distributor or Distributor’s customer or end user shall inspect the delivered Products promptly upon receipt and notify Seller in writing of any defects promptly after inspection or after discovery, as the case may be. Failure to do so shall mean that Products are accepted. Nothing herein shall be construed to relieve Seller of any obligations under Section 12 or 13 herein.

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9. Intellectual Property. Distributor may use its own trademarks, trade names, labels, designs, and colors for the purpose of branding, promotion, advertising, and resale of the Products in accordance with the terms and conditions of this Agreement (the “Distributor IP”). Seller grants no right or license to Distributor, by implication, estoppels, or otherwise, to the Products or any intellectual property rights of Seller or its affiliates. Notwithstanding the foregoing, Distributor may use Seller’s trademarks and marketing materials for promoting the Products. Distributor shall make commercially reasonable efforts to conform with Seller’s trademark guidelines as provided to Distributor in writing. Other than the Distributor IP, any Seller intellectual property rights in connection with the Products (particularly patents, utility models) and any derivatives therefrom (the “Seller IP”) are and shall remain the sole property of Seller or any of its affiliates. Unless otherwise agreed to in writing, Distributor shall at no time take any action that may infringe upon any Seller IP.

10. Term. The term of this Agreement commences on the date set out in the preamble of this Agreement and continues for a period of five (5) years (the “Initial Term”), and shall thereafter renew for additional successive one (1) year terms unless and until (i) either Party provides notice of nonrenewal at least ninety (90) days before the end of the then-current term, or (ii) earlier terminated as provided under this Agreement or applicable law (the Initial Term with any renewal terms being collectively referred to herein as the “Term”).

11.  Confidential Information. All non-public, confidential or proprietary information of either party, including, but not limited to, specifications, designs, drawings, documents, data, business operations, customer lists, pricing, discounts or rebates, disclosed by one party to the other in any manner is confidential, solely for the use of performing this Agreement and may not be disclosed unless authorized by the disclosing party in writing. Upon the disclosing party’s request, the receiving party shall promptly return all documents and other materials received from the disclosing party. The disclosing party shall be entitled to seek injunctive relief for any violation of this Section.

12.  Limited Product Warranty. Seller warrants to Distributor that:

12.1 for a period of [****] months from the date of initial delivery of the product to any End User (the “Warranty Period”), such product (i) will materially conform with the specifications in Exhibit C and documentation provided with the product, and (ii) will be free from significant defects in material and workmanship;

12.2 no claim, lien, or action exists or is threatened against Seller that would interfere with the marketing, use, or sale of the Products;

12.3 Distributor will receive good and valid title to the Goods, free and clear of all encumbrances and liens of any kind; and

12.4 the Goods are new and do not contain used or reconditioned parts.

12.5 Distributor may pass through to End Users all warranties granted by Seller under this Agreement.

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13.  Remedies for Breach of Warranties. During the Warranty Period, if products do not comply with the warranties in this Agreement, in addition to other remedies available at Law or in this Agreement, Seller shall, at Seller’s discretion:

13.1 repair or replace such products; or

13.2 render a return credit for such products equal to the purchase price paid by Distributor for such products, plus any inspection, test, and transportation charges paid by Distributor, less any applicable discounts, rebates, or credits.

14. Recalls. If Distributor, Seller, or any Governmental Authority determines that any products sold to Distributor are defective and a recall campaign is necessary, may implement such recall campaign. Distributor’s right to implement a recall campaign is conditioned upon Distributor having evidenced that the relevant product has a failure rate of at least [****]% of the goods sold in the preceding twelve months. Distributor must return defective products to Seller, at Seller’s sole cost and risk. Without prejudice to Distributor’s rights under Section 12 and Section 13, if a recall campaign is implemented, and Seller’s sole cost, Seller shall promptly either repair or replace, or credit or refund prices for, all such returned products under the terms of Section 12 and Section 13.

15. No Other Warranty. Subject to Section 12 and 13 of this agreement NEITHER SELLER NOR ANY PERSON ON SELLER’S BEHALF HAS MADE OR MAKES FOR DISTRIBUTOR’S BENEFIT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; (ii) FITNESS FOR A PARTICULAR PURPOSE; OR (iii) NON-INFRINGEMENT; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER’S BEHALF.

16. Limited Liability. SUBJECT TO SECTIONS 9, 12, AND 13, IN NO EVENT IS EITHER PARTY OR ANY RESPECTIVE PARTY’S REPRESENTATIVE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES, OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF: (I) WHETHER THE DAMAGES WERE FORESEEABLE; (ii) WHETHER OR NOT A PARTY WAS ADVISED OF THE POSSIBILITY OF THE DAMAGES; AND (iii) THE LEGAL OR EQUITABLE THEORY ON WHICH THE CLAIM IS BASED.

17. Compliance With Laws; Insurance. Each party shall at all times comply with all material federal, state and local laws, ordinances, regulations and orders that are applicable to the operation of its business, this Agreement and its performance hereunder. Each party shall, at its own expense, maintain and carry insurance in full force and effect in such amounts as are prudent and customary in the businesses in which such party is engaged.

18. Exclusive Product Pricing Protection. Seller represents and warrants that the Prices for each exclusive product set forth on Appendix A are at least as low as the price charged by Seller to other buyers for the same products or similar products in similar quality purchases. If, at any time during the Term, Seller charges any other buyer a lower price for the same product or similar product, Seller shall apply that price to all such same products under this Agreement. If Seller fails to meet the lower price, Distributor may, at its option, in addition to all of its other rights under this Agreement or at law, terminate this Agreement without liability. The Parties shall reflect any adjustment to pricing under this Section in an amendment to Appendix A; provided, however, that, notwithstanding anything in this Agreement to the contrary, the execution and delivery of any such amendment by each of the Parties will not be a condition to the effectiveness of such Price adjustment.

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19. Effect of Termination or Expiration. Unless Distributor directs otherwise, any termination of this Agreement by Distributor automatically terminates all related purchase orders.

19.1 Upon the expiration or earlier termination of this Agreement:

19.2 Each Party shall promptly return to the other Party, or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other Party’s Confidential Information;

19.3 Each Party shall promptly permanently erase all of the other Party’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems. Each Party shall destroy any such copies upon the normal expiration of its backup files.

19.4 The Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of either Party’s rights, remedies, or defenses under this Agreement, at law, in equity, or otherwise.

20. Post-Term Resale Period. On the expiration or earlier termination of this Agreement, Distributor may, in accordance with the applicable terms and conditions of this Agreement, sell off its existing inventories of Seller products for a period of Twelve (12) months following the last day of the Term (the “Post-Term Resale Period”).

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21. Miscellaneous. Each Party shall deliver all communications in writing either in person, by certified or registered mail, return receipt requested and postage prepaid, by email to the email address for the party noted on the signature block of this Agreement or maintained in the other Party’s records for the receiving Party, or by recognized overnight courier service, and addressed to the other Party at the addresses set forth above on the signature page hereto. This Agreement and all matters arising out of or relating to this Agreement are governed by, and construed in accordance with, the laws of Delaware, without giving effect to any conflict of laws provisions thereof. In the event of any dispute, controversy or claim arising out of or in relation to this Agreement, the Parties hereto shall consult and negotiate with each other in good faith to reach a solution satisfactory to both parties. In case such solution is not reached within a period of sixty (60) days, any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be within 25 miles of Burlington, Massachusetts. The arbitration shall be governed by the laws of the State of Delaware. Each party will, upon written request of the other party, promptly provide the other with copies of all relevant documents. There shall be no other discovery allowed. In making determinations regarding the scope of exchange of electronic information, the arbitrator(s) and the parties agree to be guided by The Sedona Principles, Third Edition: best practices, recommendations & principles for addressing electronic document production. Hearings will take place pursuant to the standard procedures of the Commercial Arbitration Rules that contemplate in person hearings. Time is of the essence for any arbitration under this agreement and arbitration hearings shall take place within 90 days of filing and awards rendered within 120 days. Arbitrator(s) shall agree to these limits prior to accepting appointment. The prevailing party shall be entitled to an award of reasonable attorney fees. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. Except as provided herein, the Parties may not amend this Agreement except by written instrument signed by the Parties. No waiver of any right, remedy, power, or privilege under this Agreement (“Right(s)”) is effective unless contained in a writing signed by the Party charged with such waiver. No failure to exercise, or delay in exercising, any Right operates as a waiver thereof. No single or partial exercise of any Right precludes any other or further exercise thereof or the exercise of any other Right. The Rights under this Agreement are cumulative and are in addition to any other rights and remedies available at law or in equity or otherwise. Distributor may not directly or indirectly assign, transfer, or delegate any of or all of its rights or obligations under this Agreement, voluntarily or involuntarily, except in connection with a change of control, merger (whether or not such party is the surviving entity), or operation of law, without the prior written consent of the Seller. Except as expressly provided herein, any purported assignment in violation of this Section shall be null and void. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. Except for the Parties, their successors and permitted assigns, there are no third-party beneficiaries under this Agreement. This Agreement may be executed in counterparts. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

22. The Parties are independent contractors and nothing in this Agreement shall be deemed or constructed as creating a joint venture, employment, partnership, agency relationship, business opportunity, or franchise between Seller and Distributor. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party. Each Party assumes responsibility for the actions of its personnel under this Agreement and will be solely responsible for their supervision, daily direction, and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise in this Agreement, Distributor has the sole discretion to determine Distributor’s methods of operation, Distributor’s accounting practices, the types and amounts of insurance Distributor carries, Distributor’s personnel practices, Distributor’s advertising and promotion, Distributor’s customers, and Distributor’s service areas and methods. The relationship created hereby between the parties is solely that of supplier and distributor. If any provision of this Agreement is deemed to create a franchise or business opportunity relationship between the parties, then the parties shall negotiate in good faith to modify this Agreement so as to effect the parties’ original intent as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby be consummated as a distribution agreement and not a franchise or business opportunity agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller:

Enozo Technologies Inc.

By:

Name:

Title:
Address:	300 Willow Street
North Andover, MA 01845

Distributor:

Agrify corporation

By:

Name:	Niv Krikov

Title:	Vice President of Finance

Address:	1600 District Ave., Suite 106,
Burlington, MA 01803
or
legal@agrify.com

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EXHIBIT a

TROUBLE SHOOTING FLOW CHARTS

ATTACHED

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EXHIBIT B

Product	Exclusivity Terms	sale price PER UNIT	payment terms	msrp PER UNIT
EnozoPro ISB	Non-Exclusive for all uses	$[****] USD	FOB, Boston, MA	$[****] USD
AgriWand*	Exclusive in the Agriculture Market; Non-Exclusive for all other uses	$[****] USD	FOB, Boston, MA	Not Applicable

*For purposes of this Agreement, “AgriWand” shall mean each and every of a back-pack style product, or other Supplier product with a wand applicator the production of which will not require new certifications, new tooling, or new third party validations. Supplier shall update this Exhibit A from time to time notifying Distributor of any new products introduced by Seller within this definition. Notwithstanding anything in this Agreement to the contrary, such additional products shall be deemed included in this Agreement upon Seller’s first commercial offer to sell such product or products to any party, without modification to this Exhibit A to include such new product.

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EXHIBIT C

product data sheets

ATTACHED

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